Exhibit 99.1

The Cronos Group

Consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004
and Independent Auditor’s Report

DIRECTOR’S REPORT For the year ended December 31, 2006
Independent Auditor’s report
THE CRONOS GROUP CONSOLIDATED STATEMENTS OF INCOME For the years ended December 31, 2006, 2005 and 2004 (US dollar amounts in thousands, except per share amounts)
THE CRONOS GROUP CONSOLIDATED BALANCE SHEETS December 31, 2006 and 2005 (US dollar amounts in thousands, except per share amounts)
THE CRONOS GROUP CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended December 31, 2006, 2005 and 2004 (US dollar amounts in thousands, except per share amounts)
THE CRONOS GROUP CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY For the years ended December 31, 2006, 2005 and 2004 (US dollar amounts in thousands, except per share amounts)
j) New container equipment for resale

DIRECTOR’S REPORT
For the year ended December 31, 2006

We present the financial statements of the Group for the year ended December 31, 2006.

On June 8, 2006, the Annual Meeting of Shareholders was held. At this meeting, the shareholders approved the re-election, as independent director, of Mr. Maurice Taylor. In addition, approval was granted for the Extension of Grant of Authority to the Board of Directors to implement a common share repurchase (the “Share Repurchase Program”). In 2002 and 2003, the Company repurchased a total of 112,000 common shares under the Share Repurchase Program.

In March 2006, the Board of Directors declared a dividend of $0.07 per common share for the second quarter of 2006. This dividend was approved by shareholders at the 2006 annual meeting and was paid on July 13, 2006.

On August 3, 2006, the Board of Directors declared a dividend of $0.07 per common share for the third quarter of 2006, payable on October 13, 2006 to shareholders of record as of the close of business on September 22, 2006.

On November 9, 2006, the Board of Directors declared a dividend of $0.15 per common share. Of this, 7 cents per common share was paid on January 10, 2007, for the fourth quarter of 2006 to shareholders of record as of the close of business on December 29, 2006, and 8 cents per common share is payable on April 10, 2007, for the first quarter of 2007 to shareholders of record as of the close of business on March 23, 2007.

On behalf of the Board of Directors

Dennis J. Tietz
Chairman of the Board and Chief Executive Officer

March 29, 2007

Independent Auditor’s report

To the Board of Directors and Stockholders of The Cronos Group

Report on the annual accounts

Following our appointment by the General Meeting of the Shareholders on June 8, 2006, we have audited the accompanying consolidated balance sheets of The Cronos Group S.A. (a Luxembourg holding company), and its subsidiaries (collectively the “Group”) as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2006 and have read the related directors report.

Board of directors’ responsibility for the annual accounts

The board of directors is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Luxembourg legal and regulatory requirements relating to the preparation of the consolidated financial statements. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted by the Institut des Réviseurs d’entreprises. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgement including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the board of directors, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the financial position of The Cronos Group S.A. Société Anonyme Holding and its subsidiaries as of December 31, 2006 and 2005 and of the results of their operations for the year then ended and their cash flows for each of the three years in the period ended December 31, 2006 in accordance with the Luxembourg legal and regulatory requirements relating to the preparation of the consolidated financial statements.

Without qualifying our opinion, we draw attention to the fact that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as indicated in note 1. A reconciliation between US GAAP and Luxembourg generally accepted accounting principles and additional disclosure for statutory purposes has been provided in note 24.

Report on other legal and regulatory requirements

The directors report, which is the responsibility of the board of directors, is consistent with the consolidated financial statements.

Deloitte SA
Réviseur d’entreprises

Benjamin Lam
Partner

March 29, 2007

THE CRONOS GROUP

CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2006, 2005 and 2004
(US dollar amounts in thousands, except per share amounts)

	2006	2005	2004

Gross lease revenue	$141,883	$139,024	$132,096
Equipment trading revenue	4,669	2,210	4,698
Commissions, fees and other operating income:
— Related parties	721	802	953
— Unrelated parties	4,024	4,577	2,641
Gain on settlement of litigation	—	1,333	—
Interest income	545	344	120

Total revenues	151,842	148,290	140,508

Direct operating expenses	16,643	18,091	20,563
Payments to Managed Container Programs:
— Related parties	56,551	40,826	31,638
— Unrelated parties	30,374	36,177	36,323
Equipment trading expenses	4,085	1,978	4,018
Amortization of intangible assets	188	188	188
Depreciation	11,648	15,141	17,993
Selling, general and administrative expenses	20,791	21,909	18,834
Interest expense	7,358	6,186	5,178
Recovery of amount payable to Managed Container Program	—	(703)	—
Recovery of related party loan note	—	—	(1,280)
Provision against legal claims	—	4,100	—

Total expenses	147,638	143,893	133,455

Income before income taxes and equity in earnings of affiliate	4,204	4,397	7,053
Income taxes (provision) benefit	(954)	(864)	(1,071)
Equity in earnings of unconsolidated affiliate	5,977	4,269	2,883

Net income	9,227	7,802	8,865
Other comprehensive income (loss):
— change in fair value of forward exchange contracts	—	—	325
— change in fair value of derivatives held by affiliate	(275)	650	311

Comprehensive income	$8,952	$8,452	$9,501

Basic net income per common share	$1.22	$1.06	$1.22

Diluted net income per common share	$1.14	$0.98	$1.14

All amounts were generated by continuing activities.

The accompanying notes are an integral part of these consolidated financial statements.

THE CRONOS GROUP

CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005
(US dollar amounts in thousands, except per share amounts)

	2006	2005

Assets
Cash and cash equivalents	$8,498	$15,829
Restricted cash	250	4,200
Amounts due from lessees, net	30,913	28,540
Amounts receivable from Managed Container Programs, including amounts due from related parties of $3,025 and $3,155, respectively	3,033	3,391
New container equipment for resale	35,131	38,142
Net investment in direct financing leases, including amounts due within twelve months of $3,493 and $4,162, respectively	12,222	12,678
Investment in unconsolidated affiliates	43,710	31,358
Container equipment, net of accumulated depreciation of $58,117 and $75,493, respectively	113,081	121,988
Other equipment, net of accumulated depreciation of $2,184 and $1,999, respectively	632	1,130
Goodwill	11,038	11,038
Other intangible assets, net	157	345
Related party loan receivable	282	—
Other assets	4,252	3,093

Total assets	$263,199	$271,732

THE CRONOS GROUP

CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005
(US dollar amounts in thousands, except per share amounts)

	2006	2005

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs, including amounts payable to related parties of $16,042 and $15,295, respectively	$24,171	$25,462
Amounts payable to container manufacturers	34,809	52,790
Direct operating expense payables and accruals	4,821	5,432
Other amounts payable and accrued expenses	7,381	11,873
Debt and capital lease obligations, including amounts due within twelve months of $13,468 and $11,769, respectively	95,875	87,780
Income taxes	—	209
Deferred income taxes	3,650	2,965
Deferred income and deferred acquisition fees	7,005	7,684

Total liabilities	177,712	194,195

Commitments and contingencies

Shareholders’ equity
Common shares, par value $2 per share (25,000,000 shares authorized; shares issued and outstanding; 2006 — 7,678,073; 2005 — 7,519,959)	15,356	15,040
Additional paid-in capital	42,489	43,807
Common shares held in treasury (112,000)	(297)	(297)
Accumulated other comprehensive income	605	880
Restricted retained earnings	1,832	1,832
Unrestricted retained earnings	25,502	16,275

Total shareholders’ equity	85,487	77,537

Total liabilities and shareholders’ equity	$263,199	$271,732

The accompanying notes are an integral part of these consolidated financial statements.

THE CRONOS GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2006, 2005 and 2004
(US dollar amounts in thousands, except per share amounts)

	2006	2005	2004

Cash flows from operating activities
Net income	$9,227	$7,802	$8,865
Adjustments to reconcile net income to net cash provided by operating activities:
— depreciation and amortization	11,836	15,329	18,181
— increase (decrease) in unamortized acquisition fees	658	(22)	218
— provision for losses on accounts receivable	96	1,284	1,251
— recovery of related party loan note	—	—	(1,280)
— provision against legal claims	—	4,100	—
— purchase of loan note for operating purposes	(3,510)	—	—
— gain on disposal of fixed assets	(652)	(955)	(211)
— undistributed equity in earnings of affiliate	(5,977)	(4,269)	(2,883)
— increase (decrease) in current and deferred income taxes	194	(64)	257
— decrease (increase) in new container equipment for resale:
— related parties	137,162	67,740	65,027
— unrelated parties	(134,151)	(88,766)	(71,327)
— decrease (increase) in amounts receivable:
— related parties	130	203	19
— unrelated parties	2,366	(1,453)	1,089
— increase (decrease) in amounts payable and accrued expenses:
— related parties	747	3,553	2,401
— unrelated parties	(7,732)	21,553	9,267

Net cash provided by operating activities	10,394	26,035	30,874

Cash flows from investing activities
Purchase of container equipment	(31,230)	(54,837)	(29,050)
Purchase of other equipment	(145)	(440)	(628)
Investment in direct financing leases	(266)	(4,286)	(57)
Investments in related parties	(6,650)	(11,075)	(3,600)
Proceeds from sales of container and other equipment	21,344	91,059	16,698
Decrease (increase) in restricted cash	3,950	(2,711)	(456)

Net cash (used in) provided by investing activities	(12,997)	17,710	(17,093)

THE CRONOS GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2006, 2005 and 2004
(US dollar amounts in thousands, except per share amounts)

	2006	2005	2004

Cash flows from financing activities
Proceeds from issuance of term debt	$22,509	$49,778	$21,556
Repayments of term debt and capital lease obligations	(25,802)	(95,222)	(25,391)
Dividends paid	(2,102)	(1,688)	(799)
Recovery of related party loan	—	1,280	—
Issue of common stock	717	357	—

Net cash used in financing activities	(4,678)	(45,495)	(4,634)

Net (decrease) increase in cash and cash equivalents	(1,750)	(1,750)	9,147

Cash and cash equivalents at beginning of year	15,829	17,579	8,432

Cash and cash equivalents at end of year	$8,498	$15,829	$17,579

Supplementary disclosure of cash flow information:
Cash paid during the year for:
— interest	$6,180	$5,227	$4,478
— income taxes	763	1,104	1,126
Cash received during the year for:
— interest	127	345	241
— income taxes	—	176	312
Non-cash items:
— container equipment acquired under capital leases	8,819	5,188	12,583
— container equipment transferred to direct financing leases	1,989	4,082	1,097
— direct financing lease equipment acquired under capital leases	2,217	523	—

The accompanying notes are an integral part of these consolidated financial statements.

THE CRONOS GROUP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2006, 2005 and 2004
(US dollar amounts in thousands, except per share amounts)

				Accumulated		Unrestricted
		Additional	Common	other	Restricted	retained	Total
	Common	paid-in	shares held	comprehensive	retained	earnings	Shareholders’
	shares	capital	in treasury	(loss) income	earnings	(deficit)	Equity

Balance, December 31, 2003	$14,744	$46,552	$(297)	$(406)	$1,832	$(392)	$62,033
Net income						8,865	8,865
Employee share grant		10					10
Declaration of dividends		(1,235)					(1,235)
Issue of common shares	20	32					52
Retirement of common shares	(1)	(1)					(2)
Other comprehensive income for year				636			636

Balance, December 31, 2004	14,763	45,358	(297)	230	1,832	8,473	70,359
Net income						7,802	7,802
Issue of common shares	277	352					629
Stock based compensation		94					94
Declaration of dividends		(1,997)					(1,997)
Other comprehensive income for year				650			650

Balance, December 31, 2005	$15,040	$43,807	$(297)	$880	$1,832	$16,275	$77,537
Net income						9,227	9,227
Issue of common shares	316	439					755
Stock based compensation		441					441
Declaration of dividends		(2,198)					(2,198)
Other comprehensive income for year				(275)			(275)

Balance, December 31, 2006	$15,356	$42,489	$(297)	$605	$1,832	$25,502	$85,487

The accompanying notes are an integral part of these consolidated financial statements.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies

a)	Nature of operations

The principal activity of The Cronos Group (the “Company”) and its subsidiaries (together, the “Group” or “Cronos”) is the leasing to ocean carriers of marine containers that are owned by the Group or managed by the Group on behalf of other owners.

The Company is incorporated in Luxembourg. The common shares of the Company are publicly traded in the US on the Nasdaq National Market System under the symbol “CRNS”.

The Group provides a worldwide service and, accordingly, has significant operations in key shipping locations, particularly in Europe, Asia and the United States.

The Group enters into agreements (the “Agreements”) with container owners (the “Managed Container Programs”) to manage the leasing of their containers (“Managed Containers”) to ocean carriers. These Managed Container Programs have taken three principal forms.

Under the first principal form, the Group has a 50% equity investment in a joint venture container purchase entity (the “Joint Venture Program”). The Group manages the containers held in the Joint Venture Program.

Under the second principal form, the Group has organized limited partnerships in the United States (“US Limited Partnership Programs”) and purchases and manages containers on behalf of the US Limited Partnership Programs.

Both the US Limited Partnership Programs and the Joint Venture Program are considered to be related parties of the Group.

Under the third principal form, the Group enters into Agreements with private container programs (the “Private Container Programs”) that provide for the Group to purchase and manage containers for such container programs.

Although the provisions of the Agreements vary, they all permit the Group to use the Managed Containers together with containers owned by the Group as part of a single fleet, which the Group operates without regard to ownership. The Group has discretion over which customers, container manufacturers and suppliers of goods and services with which it may deal. The Agreements constitute leases within the scope of Statement of Financial Accounting Standards (“SFAS”) No. 13 — “Accounting For Leases”, and they are accounted for as leases under which the container owners are lessors and the Group is lessee.

b)	Basis of accounting and consolidation

The Group’s accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and contingent liabilities in the financial statements and in the accompanying notes. The most significant estimates relate to the calculation of bad debt allowances, the annual impairment testing of intangible assets and the carrying value of equipment including estimates relating to depreciable lives, residual values and asset impairments. Actual results could differ from those estimates.

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The equity method of accounting is used for investments in companies that the Group does not control but where the Group has the ability to exercise significant influence over the operating and financial policy of that investment.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

c)	Leases

i.	Group as lessor

The Group leases containers to ocean carriers and other customers under master leases, term leases and direct financing leases.

Operating leases with customers.  The Group enters into master and term leases with ocean carriers and other customers, principally as lessor in operating leases, for containers that are designed for the carriage of cargo and that are either owned by the Managed Container Programs or by the Group itself. Operating lease rentals are recognized as gross lease revenue on a straight line basis in accordance with US GAAP.

Master leases specify the maximum number of containers to be leased and the minimum term that each container will remain on-hire, but allow the customer to re-negotiate the number of containers to be leased and to pick up and drop off containers at various locations as specified in the lease agreement. Lease rentals, which are generally based upon the number of containers used by the customer at any given time and the applicable per diem rate are therefore all contingent rentals.

Term leases provide the customers with specified container equipment for a specified term. The rentals are based upon the number of containers leased, the applicable per diem rate and the length of the lease, irrespective of the number of days during which the customer actually uses the containers. Term leases typically range from a period of three to five years.

Direct financing leases with customers.  The Group, as lessor, enters into direct financing leases for container equipment owned by the Group. The net investment in direct financing leases represents the receivables due from lessees, net of unearned income. Unearned income is recognized in the statements of income to give a constant return on capital over the lease term and is recorded as part of commissions, fees and other operating income.

Direct financing leases are usually long-term in nature, typically ranging from a period of three to seven years and require relatively low levels of customer service. They ordinarily require fixed payments and provide customers with an option to purchase the subject containers at the end of the lease term. Per diem rates include an element of repayment of capital and therefore are higher than rates charged under either term or master leases.

ii.	Group as lessee

Operating leases.  The majority of Agreements with Managed Container Programs are in the form of a master lease. Under the terms of the master lease, the Group is not liable to make any payments to the Managed Container Programs until such time as the Managed Containers have been placed on lease to a customer. The Agreements also generally provide that the Group will make payments to the Managed Container Programs based upon the rentals collected from customers after deducting direct operating expenses and the compensation earned by the Group for managing the equipment.

The terms of the Agreements vary from 1 to 15 years. Containers generally have an expected useful economic life of 12 to 20 years. The Agreements generally contain provisions, which permit earlier termination under certain conditions upon 60 to 90 days’ notice. For the US Limited Partnership Programs, a majority of the limited partners in a partnership can remove the subsidiary of the Group, which acts as general partner, thereby terminating the Agreement with the Group. For the Joint Venture Program, the Agreement with the Group may be terminated should an event of default, as stipulated in the Agreement, occur and remain unremedied for a specific period thereafter, as defined in the Agreement. Under the Agreements with Private Container Programs, certain container owners may terminate the Agreement if stipulated performance thresholds are not achieved by the Group (see Note 16). The Group believes that early termination is unlikely in normal circumstances.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

c)	Leases (continued)

The majority of payments by the Group to Managed Container Programs are charged to the statement of income in each period based upon the amounts earned and subsequently payable under the Agreements with Managed Container Programs.

Other operating lease rentals are expensed on a straight line basis over the lease term.

Capital leases.  Assets held under capital leases are initially reported at the fair value of the asset and are categorized as container equipment, with an equivalent liability reported as capital lease obligations. Where the asset is recorded within container equipment, it is depreciated over its expected useful life. Finance charges are reported over the lease term in accordance with the effective interest method and are recorded as interest expense.

d)	Equipment trading revenue and expenses

Equipment trading revenue represents the proceeds generated on the sale of equipment to third parties. Equipment trading expenses are the costs of the equipment sold. In such transactions, the Group enters into agreements at the same time to supply equipment to third party buyers. Usually, the Group enters into separate agreements with container manufacturers for the acquisition of the equipment. The Group acts as principal in such transactions and accordingly the revenue and expenses are reported gross. This equipment does not enter the Cronos fleet of managed containers unless the third party buyer defaults on the agreement. Equipment trading revenue and expenses are recognized when the contracted parties meet the terms of their respective contractual agreements.

e)	Commissions, fees and other operating income

This comprises acquisition fees, income on direct financing leases, fees earned in connection with equipment consultancy and design services, licence fees earned in connection with the patented cellular palletwide container (“CPC”), fees earned on the disposal of Managed Containers, gains and losses resulting from the disposal of fixed assets, foreign exchange gains and other income.

Acquisition fees represent amounts paid by the Managed Container Programs when the Group enters into Agreements and begins to manage new container equipment on their behalf. Such fees are generally non-refundable and are deferred and recognized as income on a straight line basis over the term of the Agreements. Licence fees and fees earned in connection with equipment consultancy and design services are recognized on the accrual basis based on the terms of the contractual agreements.

f)	Income taxes

Income taxes are accounted for in accordance with SFAS No. 109 — “Accounting for Income Taxes”. Deferred income taxes have been provided for the tax effects of temporary differences between financial reporting and tax bases of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect of a change in tax laws or rates on the deferred tax liabilities and assets is recognized when the change in the tax laws or rates are enacted, and the effect is included in income from continuing operations for the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

g)	Net income per common share

Net income per share data has been calculated in accordance with SFAS No. 128 — “Earnings per Share”.

Basic net income per common share is computed by dividing the net income applicable to common shareholders by the weighted average number of common shares outstanding during each period presented. Diluted net earnings per common share is determined using the weighted average number of common shares outstanding during each period presented, adjusted for the dilutive effect of common stock equivalents, consisting of shares that may be issued upon exercise of common stock options or stock based equivalents.

The components of basic and diluted net income per share were as follows:

	2006	2005	2004

Net income available for common shareholders	$9,227	$7,802	$8,865

Weighted average outstanding shares of common stock	7,535,227	7,358,950	7,260,852
Dilutive effect of:
— 1998 stock option	198,215	187,183	113,627
— warrants	—	—	74,757
— 1999 stock option plan	202,154	262,772	137,105
— non-employee directors’ equity plan	107,182	134,528	163,365
— 2005 equity incentive plan	76,147	18,500	—

Common shares and common share equivalents	8,118,925	7,961,933	7,749,706

Basic net income per share	$1.22	$1.06	$1.22

Diluted net income per share	$1.14	$0.98	$1.14

For the years ended December 31, 2006, 2005 and 2004, all of the common stock equivalents were included in the computation of diluted net income per share as the average market price of Cronos’ common shares exceeded the exercise price of each stock plan.

On February 4, 2005, 200,000 warrants to purchase 200,000 common shares of the Company were cancelled in connection with the restructuring of a debt facility.

h)	Cash equivalents

Cash and cash equivalents include all cash balances and may include highly liquid commercial debt instruments purchased with original maturities of three months or less. The carrying value approximates fair value.

i)	Allowance for doubtful accounts

Amounts due from lessees represent gross lease revenue and container disposal revenue due from customers, less an allowance for doubtful accounts. The allowance for doubtful accounts comprises specific amounts provided against known probable losses plus an additional amount provided based on loss experience. The loss provision is recorded as part of direct operating expenses.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

j)	New container equipment for resale

New container equipment for resale represents new containers purchased by the Group with the intention to resell to either Managed Container Progams or customers contracting with the Group under equipment trading transactions. All such equipment is stated at the lower of original unit cost or net realizable value.

In certain instances, rental income may be earned on new container equipment for resale and is included within gross lease revenue. Containers not sold within six months from the date of purchase are transferred to the Group’s container equipment. Depreciation is then calculated from the original date of acquisition. The amount of depreciation which would have been provided on new container equipment for resale, had it been transferred to long-term ownership at the balance sheet date, and the amount of rental income earned on new equipment are not material to the Company’s operations.

k)	Investments

Investments are accounted for using the equity method and take two main forms:

Under the first form, the Group has a 50% equity investment in the Joint Venture Program. The joint venture entity is a bankruptcy-remote, special purpose entity organized under the laws of Bermuda.

Under the second form, investments comprise the Group’s general and limited partner interests in the US Limited Partnership Programs, in which a subsidiary, Cronos Capital Corp., acts as a general partner.

l)	Consolidation of variable interest entities

The Group consolidates variable interest entities where it determines that it is the primary beneficiary of those variable interest entities, as required by FIN 46R.

m)	Container equipment

Container equipment is carried at cost, adjusted for impairment, if appropriate, less accumulated depreciation. Containers, both owned by the Group and acquired under capital leases are depreciated on a straight line basis as follows:

•	Refrigerated container equipment — over 12 years to a residual value of 15%

•	Tanks, rolltrailers and flat racks — over 20 years to a residual value of 10%

•	Dry cargo and all remaining container equipment — over 15 years to a residual value of 10%

On October 1, 2005, the Group changed the straight line depreciation basis for tanks, rolltrailers and flat racks from a useful life of 15 years with a 10% residual value to a useful life of 20 years with a residual value of 10%. The change was implemented in response to research that was conducted by the Group and which supported the change by providing additional information about the estimated future useful lives and future benefits of the assets. As a result of the change, net income for the three month period ended December 31, 2005 increased by approximately $131 and each of basic net income and diluted net income increased by $0.02 per share.

n)	Other equipment

Other equipment is carried at cost less accumulated depreciation. Depreciation for leasehold improvements is recorded on a straight line basis over the shorter of the useful life or the lease term. Depreciation for other equipment is recorded on a straight line basis over a life of four years.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

o)	Restricted cash

Restricted cash consists of balances held on deposit under the terms of lending facilities that would be utilized in the event that adequate funds were not available to meet the scheduled debt service payments.

p)	Goodwill and other intangible assets

Intangible assets consist of goodwill and patents and are accounted for in accordance with SFAS No. 142 — “Goodwill and Other Intangible Assets” (“SFAS 142”). The Group tests goodwill annually for impairment. The Group compares the fair value of a reporting unit with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired.

Patents will continue to be amortized on a straight line basis over their estimated useful lives, to a residual of nil in 2007.

q)	Translation of foreign currencies

The majority of the Group’s revenue is denominated in US dollars as are a significant proportion of total costs, including container purchases. Accordingly, the functional currency of the Group is the US dollar, the currency in which the financial statements are prepared.

Transactions denominated in other currencies are translated into US dollars and recorded at the rate of exchange at the date of the transaction. Balances denominated in other currencies are translated into US dollars at the rate of exchange on the balance sheet date. Exchange differences arising are charged or credited to the statements of income.

r)	Stock-based compensation

On January 1, 2006, the Group adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R — “Share-Based Payment” (“SFAS 123R”) to account for stock-based compensation. Prior to this, the Group accounted for stock-based compensation under Accounting Principles Board Opinion (“APB”) No. 25 — “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, compensation expense was measured as the amount by which the quoted market price of the stock at the date of the grant or award exceeded the exercise price, if any, to be paid by an employee and was recognized as expense over the period in which the related services were performed. The Group also applied the disclosure requirements of SFAS No. 123 — “Accounting for Stock Based Compensation” (“SFAS 123”), prior to January 1, 2006.

Under SFAS 123R the Group is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Compensation cost is recognized over the requisite service period. Under SFAS 123R the Group is required to apply the ’modified prospective application’ method of adoption. Under this method, SFAS 123R will apply to all new awards granted, and to existing awards that are modified, repurchased or cancelled.

As discussed above, the Group accounted for stock-based compensation under APB 25 prior to January 1, 2006. Under SFAS 123R, the Group is required to disclose the effect on net income, net income per share and net income per diluted share, had the Company still applied the disclosure requirements of SFAS 123 for each period for which an income statement is presented. The Group has measured the fair value of stock options under SFAS 123, based on

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

r)	Stock-based compensation (continued)

the Black Scholes option-pricing model and has determined that if the stock options had been accounted for under SFAS 123, the impact on the Group’s net income and net income per share would have been as:

	2005	2004

Net income:
— as reported	$7,802	$8,865
— add stock-based employee compensation included in reported net income, net of related tax effects	—	3
— deduct stock-based compensation expense computed in accordance with SFAS 123, net of related tax effects	—	(21)

— pro forma	$7,802	$8,847

Basic net income per share:
— as reported	$1.06	$1.22
— pro forma	$1.06	$1.22
Diluted net income per share:
— as reported	$0.98	$1.14
— pro forma	$0.98	$1.14

s)	Accounting for warrants

Warrants issued in conjunction with debt are accounted for in accordance with APB No. 14 — “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (“APB 14”). Under APB 14, the proceeds of debt issued with detachable warrants are allocated between the two instruments based on their relative fair values, at time of issuance. Any resulting discount on the debt is accreted over the life of the debt, using the effective interest rate method. The fair value assigned to warrants is credited to additional paid-in capital at the time of issuance of the warrants.

t)	Asset impairment

Certain long-lived assets of the Group are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired, pursuant to guidance established in SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). Management considers assets to be impaired if the carrying value of the asset exceeds the future projected cash flows from related operations (undiscounted and without interest charges). When impairment is deemed to exist, the assets are written down to fair value measured using projected discounted cash flows from related operations. The Group periodically evaluates future cash flows and potential impairment of its fleet by container type rather than for each individual container. Therefore, future losses could result from individual container dispositions due to various factors including age, condition, suitability for continued leasing, as well as geographic location of the containers where disposed. Management also re-evaluates the period of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

u)  Fair value of financial instruments

SFAS No. 107 — “Disclosures about Fair Value of Financial Instruments” requires the disclosure of fair value, to the extent practicable for financial instruments, which are recognised or unrecognised in the balance sheet. Fair value of the financial instruments disclosed in the balance sheet is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. For certain financial instruments, including cash and cash equivalents, and trade receivables and payables, it was assumed that the carrying amount approximated fair value because of the near term maturities of such instruments.

v)  Derivative financial instruments

The Group accounts for derivative financial instruments in accordance with SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 was further amended by SFAS No. 149 — “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value and that changes in the fair value of derivatives are recorded each period in earnings or other comprehensive income, depending on the type of hedging instrument and the effectiveness of the hedges.

The Group evaluates all derivative instruments each quarter to determine their effectiveness. Any ineffectiveness is recorded in the statements of income.

w)  New pronouncements

In June 2006, the FASB issued FIN No. 48 — “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier adoption is encouraged, providing no financial statements have yet been issued during the fiscal year. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 — “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Cronos will adopt FIN 48 on January 1, 2007. Management has evaluated FIN 48 and does not expect its adoption to have a material impact on the financial position or the results of operations of the Group.

In September 2006, the FASB issued SFAS No. 157 — “Fair Value Measurements” (“SFAS 157”). SFAS 157 is effective for financial statements for fiscal years beginning after November 17, 2007 and interim periods within those fiscal years. Earlier adoption is encouraged, providing no financial statements have yet been issued during the fiscal year. SFAS 157 defines fair value, the methods used to measure fair value and will require expanded disclosures about fair value measurements. Cronos will adopt SFAS 157 on January 1, 2007, but does not expect adoption to have a material impact on the financial position or the results of operations of the Group.

In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1 (“FSP AIR-1”) which addresses the accounting for planned major maintenance activities. FSP AIR-1 is effective for fiscal years beginning after December 15, 2006, although earlier adoption is permitted as of the beginning of an entity’s fiscal year. The guidance in FSP AIR-1 shall be applied retrospectively for all financial statements presented, unless it is impracticable to do so. FSP AIR-1 amends certain provisions in the AICPA Industry Audit Guide, “Audits of Airlines” and the Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting”. FSP AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. Cronos will adopt FSP AIR-1 on January 1, 2007. The adoption of FSP AIR-1 will not have a material impact on the financial position or the results of operations of the Group.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

w)  New pronouncements (continued)

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Section N to Topic 1, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires the evaluation of prior year misstatements using both the balance sheet approach and the income statement approach. In the initial year of adoption, should either approach result in quantifying an error that is material in the light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative effect adjustment to opening retained earnings. In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with SFAS No. 154 — “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SAB 108 is effective for financial statements for fiscal years ending after November 15, 2006. Management does not expect adoption to have a significant impact on the financial position or the results of operations of the Group.

In February 2007, the FASB issued SFAS No. 159 — “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 is effective for financial statements for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply SFAS 157. SFAS 159 permits all entities to choose, at specified election dates, to measure eligible items at fair value. Cronos will adopt SFAS 159 on January 1, 2008, but does not expect adoption to have a material impact on the financial position or the results of operations of the Group.

2.	Selling, general & administrative expenses

Selling, general and administrative expenses for the twelve months to December 31, 2006, 2005 and 2004, included charges totalling $311, $1,666 and $0, respectively, in respect of one-off termination benefits relating to involuntary employee terminations pursuant to reorganizations of marketing and operations . Management committed to the plans and communicated the plans to the employees during the years that the charges were recognized. The Group made total payments of $406 during 2005 leaving a balance payable of $1,260 at December 31, 2005. All remaining and new obligations were discharged in full in 2006. The termination charges did not form part of the calculation of segment profit for any of the reportable segments.

3.	Operating segment data

The Group’s primary business activity is the leasing of containers to ocean carriers. The Group’s fleet of containers are either owned by the Group itself, or managed on behalf of US Limited Partnership Programs, the Joint Venture Program or Private Container Programs (see Note 1a). The Group considers that its primary business equates to one industry segment, comprising four reportable segments which are structured according to the funding source for its container fleet acquisitions. The Group’s operating performance is reviewed and managed with respect to these reportable segments each of which has a different profitability and risk profile.

Owned containers are financed by the Group’s own capital resources, debt facilities and capital leases, and include new container equipment for resale. See Notes 1 and 9 for additional Managed Container Program related disclosures.

All revenues and expenses that are specifically identifiable to the containers within each reportable segment have been allocated to that segment and individual product revenues have been aggregated within the reportable segments.

No single customer accounted for 10% or more of total revenues in any of the years ended December 31, 2006, 2005 and 2004.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

3.	Operating segment data (continued)

The Group does not manage income taxes by reference to its reportable segments and thus the Group evaluates segment performance based on income before income taxes and equity in earnings of affiliate.

Segment information is provided in the tables below:

		US
	Joint	Limited	Private
	Venture	Partnership	Container	Owned
	Program	Programs	Programs	Containers	Total

Year ended December 31, 2006
Items directly attributable to segments:
— gross lease revenue	$53,812	$17,613	$40,596	$29,862	$141,883
— direct operating expenses	(4,228)	(2,442)	(6,680)	(3,293)	(16,643)

net lease revenue	49,584	15,171	33,916	26,569	125,240
— direct financing lease income	—	—	—	1,671	1,671
— payments to Managed Container Programs	(45,195)	(11,356)	(30,374)	—	(86,925)
— container depreciation	—	—	—	(11,374)	(11,374)
— container interest expense	—	—	—	(7,208)	(7,208)

Segment profit	$4,389	$3,815	$3,542	$9,658	$21,404

Total assets	$59,838	$6,110	$10,947	$186,304	$263,199

Expenditure for segment assets	$6,761	$36	$84	$27,580	$34,461

		US
	Joint	Limited	Private
	Venture	Partnerships	Container	Owned
	Program	Programs	Programs	Containers	Total

Year ended December 31, 2005
Items directly attributable to segments:
— gross lease revenue	$30,637	$23,512	$47,368	$37,507	$139,024
— direct operating expenses	(2,119)	(3,587)	(7,250)	(5,135)	(18,091)

net lease revenue	28,518	19,925	40,118	32,372	120,933
— direct financing lease income	—	—	—	1,757	1,757
— payments to Managed Container Programs	(26,025)	(14,801)	(36,177)	—	(77,003)
— container depreciation	—	—	—	(14,890)	(14,890)
— container interest expense	—	—	—	(6,266)	(6,266)

Segment profit	$2,493	$5,124	$3,941	$12,973	$24,531

Total assets	$43,041	$7,772	$12,504	$208,415	$271,732

Expenditure for segment assets	$11,172	$74	$150	$69,385	$80,781

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

3.	Operating segment data (continued)

		US
	Joint	Limited	Private
	Venture	Partnership	Container	Owned
	Program	Programs	Programs	Containers	Total

Year ended December 31, 2004
Items directly attributable to segments:
— gross lease revenue	$16,349	$26,671	$47,442	$41,634	$132,096
— direct operating expenses	(1,058)	(5,012)	(8,359)	(6,134)	(20,563)

net lease revenue	15,291	21,659	39,083	35,500	111,533
— direct financing lease income	—	—	—	1,547	1,547
— payments to Managed Container Programs	(13,963)	(17,675)	(36,323)	—	(67,961)
— container depreciation	—	—	—	(17,716)	(17,716)
— container interest expense	—	—	—	(5,076)	(5,076)

Segment profit	$1,328	$3,984	$2,760	$14,255	$22,327

Total assets	$21,117	$8,542	$11,519	$230,571	$271,749

Expenditure for segment assets	$3,686	$120	$219	$46,648	$50,673

Reconciliation of total segment profit to income before income taxes and equity in earnings of affiliate:

	2006	2005	2004

Segment profit	$21,404	$24,531	$22,327
Equipment trading revenue	4,669	2,210	4,698
Unallocated commissions, fees and other operating income	3,074	3,622	2,047
Interest income	545	344	120
Equipment trading expenses	(4,085)	(1,978)	(4,018)
Amortization of intangible assets	(188)	(188)	(188)
Non container depreciation	(274)	(251)	(277)
Selling, general and administrative expenses	(20,791)	(21,909)	(18,834)
Non container interest credit / (expense)	(150)	80	(102)
Gain on settlement of litigation	—	1,333	—
Recovery of amount payable to Managed Container Program	—	703	—
Provision against legal claims	—	(4,100)	—
Recovery of related party loan note	—	—	1,280

Income before income taxes and equity in earnings of affiliate	$4,204	$4,397	$7,053

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

3.	Operating segment data (continued)

Reconciliation to total revenues:

	2006	2005	2004

Revenues directly attributable to segments:
— gross lease revenue	$141,883	$139,024	$132,096
— direct financing lease income	1,671	1,757	1,547

	143,554	140,781	133,643
Other revenues:
— equipment trading revenue	4,669	2,210	4,698
— unallocated commissions, fees and other operating income	3,074	3,622	2,047
— interest income	545	344	120
— gain on settlement of litigation	—	1,333	—

Total revenues	$151,842	$148,290	$140,508

For the three years ended December 31, 2006, 2005 and 2004, the Group recorded equity in the earnings of the Joint Venture Program of $5,977, $4,269 and $2,883, respectively. The segment assets of the Joint Venture Program included the equity method investment of the Group of $43,658, $31,341 and $15,339 at December 31, 2006, 2005 and 2004, respectively.

Each reportable segment derives its revenues from leasing different types of container equipment to ocean carriers. Total revenues for these different types of equipment were:

	2006	2005	2004

Dry cargo containers	$82,433	$94,638	$91,511
Specialized containers:
— refrigerated containers	26,225	19,890	20,613
— tank containers	14,185	10,188	8,295
— dry freight specials	19,040	14,308	11,677

Gross lease revenue	$141,883	$139,024	$132,096

Lease revenue is deemed to be earned based on the physical location of the containers while on lease. Almost all of the Group’s lease revenue is earned on containers used by its customers in global trade routes. Accordingly, the Group believes that it does not possess discernible geographic reporting segments as defined in SFAS 131. However, based on the address of each of its customers, the Group estimates that gross lease revenue for the years ending December 31, 2006, 2005 and 2004, respectively, have been generated by customers located in the following regions:

	2006	2005	2004

Europe	46%	42%	44%
Australasia	36%	37%	33%
Other	18%	21%	23%

Total	100%	100%	100%

The Company does not generate material revenue from external customers in its country of domicile, Luxembourg.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

4.	Income taxes

Income before income taxes and equity in earnings in affiliate comprises:

	2006	2005	2004

US	$(53)	$1,159	$(1,437)
Non US	4,257	3,238	8,490

	$4,204	$4,397	$7,053

The provision for income taxes comprises:

	2006	2005	2004

Current taxes:
US Federal	$142	$9	$11
US State	54	5	(15)
Non US	73	968	706

	269	982	702

Deferred taxes:
US Federal	(23)	(86)	(25)
US State	(114)	96	51
Non US	822	(128)	343

	685	(118)	369

Total provision for income taxes	$954	$864	$1,071

The Group has measured the differences between the provision for taxes that would be computed at the US statutory rate and the actual tax provision. The Company is based in Luxembourg and is therefore not subject to income tax. However, the Group has used its US tax rate to measure these differences due to the fact that it files annual financial statements as a US filer with the Securities and Exchange Commission.

	2006	2005	2004

US Tax at 34%	$1,429	$1,495	$2,398
Difference between US statutory rate and other taxed jurisdictions	270	334	467
US state taxes (net of federal tax benefit)	(60)	101	36
Effect of non-taxed income at US federal rate of 34%	(797)	(603)	(2,305)
Valuation allowance	112	(551)	547
Other	—	88	(72)

Actual tax provision	$954	$864	$1,071

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

4.	Income taxes (continued)

Temporary differences giving rise to the net deferred income tax liability as of the balance sheet date were:

	2006	2005

Assets
Acquisition fees	$177	$533
Losses carried forward	1,640	1,278
Partnership income taxable in different periods for book and tax purposes	475	1,038
Disallowed interest expense carried forward (no expiry date)	1,188	1,234
Alternative minimum tax credit (no expiry date)	22	22
Other	933	877
Valuation allowance	(3,587)	(3,475)

Total deferred income tax assets	848	1,507

Liabilities
Depreciation	4,498	4,472

Net deferred income tax liabilities	$3,650	$2,965

Tax losses have arisen in certain entities. As of December 31, 2006, the deferred tax asset associated with these losses carried forward will expire as follows:

2007	$6
2008	54
2009	26
2010	172
2011	15
2012 and thereafter	1,367

Total	$1,640

At December 31, 2006, the Group had net operating loss carryforwards available of approximately $3,213, $6,679 and $1,391 for federal, state and foreign income taxes, respectively, to offset future income tax liabilities. The expected tax effect of these losses is reflected as a deferred tax asset. A valuation allowance has been established in the US subsidiaries since the realization of tax benefits of net operating loss carryforwards is not more likely than not. The amount of the valuation allowance is reviewed on a quarterly basis.

The Group had previously recorded a provision for potential taxation on the unremitted retained earnings of certain subsidiaries. Management considered the Group’s remittance intentions in arriving at the provision. The provision primarily related to the potential withholding taxes applicable to the remittance of retained earnings between a European based subsidiary and its European parent company. In December 2005, the status of the parent company changed. As a result of this change, the European Union (“EU”) Parent / Subsidiary Directive will apply to future remittances between the subsidiary and its parent. This directive applies a zero tax rate to distributions from subsidiaries resident within the EU to parent companies also resident in the EU. Accordingly, in December 2005, the Group reversed the related $422 deferred tax liability.

The Group will continue to monitor potential deferred income tax liabilities on the unremitted retained earnings of subsidiaries.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

5.	Amounts due from lessees

a)  Group as lessor

The Group earns rental income from leasing containers to ocean carriers under operating leases. The containers are either owned by the Group or by Managed Container Programs (see Note 1) and the rental income is included in gross lease revenue in the statements of income. The cost and net book value of Group container equipment is detailed in Note 10.

Contingent master lease rentals approximated $72,375, $73,459, and $78,795 of gross lease revenue, respectively, in the years ended December 31, 2006, 2005 and 2004, respectively.

As of December 31, 2006, the minimum lease rentals receivable in future years under non-cancellable term operating leases were:

2007	$60,508
2008	44,836
2009	31,266
2010	18,198
2011	6,944
2012 and thereafter	1,522

Total	$163,274

Rental income from leasing containers owned by Managed Container Programs to ocean carriers was $112,021, $101,517 and $90,462 for the years ended December 31, 2006, 2005 and 2004, respectively (see Note 3).

b)  Allowance for doubtful accounts

The activity in the allowance for doubtful accounts was:

	2006	2005	2004

Beginning of year	$3,364	$2,246	$2,296
Provision for doubtful accounts	96	1,284	1,251
Write-offs, net of recoveries	(257)	(166)	(1,301)

End of year	$3,203	$3,364	$2,246

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

6.  Net investment in direct financing leases

The Group, as lessor, has entered into leases that qualify as direct financing leases. The minimum future lease rentals under these direct financing leases are due as follows:

	Net lease	Unearned	Minimum future
	receivables	lease income	lease rentals

December 31, 2006:
—2007	3,493	1,363	4,856
—2008	3,153	902	4,055
—2009	2,246	574	2,820
—2010	1,075	373	1,448
—2011	309	298	607
—2012 and thereafter	1,946	1,007	2,953

Total	$12,222	$4,517	$16,739

7.	New container equipment for resale

Activity during the year in new container equipment for resale was:

	2006	2005	2004

Beginning of year	$38,142	$17,116	$10,816
Container purchases	138,785	107,587	89,618
Container disposals:
— sold to US Limited Partnership Programs	(3,890)	(3,594)	(3,239)
— sold to the Joint Venture Program	(133,272)	(64,146)	(61,698)
— sold to Private Container Programs	(891)	(17,015)	(14,890)
— sold to other parties	(3,693)	(1,034)	(3,413)
Transferred to long-term ownership of container equipment	(50)	(772)	(78)

End of year	$35,131	$38,142	$17,116

The Group purchases containers for resale to Managed Container Programs. All container equipment held for resale is held at the lower of original cost or net realizable value.

8.	Consolidation of variable interest entity

In December 2003, the Group adopted FIN 46R and determined that it was the primary beneficiary of a variable interest entity (“VIE”) in which it held a 0.01% share, and accordingly the VIE was consolidated into the Group’s consolidated financial statements. The VIE was established as a container purchase company in 1996 and acquired $49,700 of containers from Cronos in a series of prior year transactions. The variable interests of the Group in the entity were comprised of a management fee, that Cronos earned in return for managing the containers of the entity, a non-interest bearing loan note and an option to acquire 75% of the container owning company, the exercise of which was subject to the repayment of certain of the indebtedness of the VIE.

At December 31, 2004, the VIE held cash balances of $1,531, restricted cash of $500, container assets of $21,901 (stated at net book value) and debt facilities of $20,880. In addition, the VIE held total amounts payable to Cronos subsidiaries of $13,439 that were subordinate to the repayment of the VIE debt.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

8.	Consolidation of variable interest entity (continued)

In February 2005, the Group acquired 100% ownership of the VIE. The debt held by the variable interest entity was restructured on the same date. In connection with this restructuring, the Group issued a guarantee for $10,000 of the outstanding debt and the lender cancelled an option to acquire 25% of the variable interest entity. In addition, 200,000 warrants to purchase 200,000 common shares of the Company were cancelled effective February 4, 2005. The outstanding debt was repaid in full on August 1, 2005 and the VIE was subsequently dissolved in 2006.

9.	Investments in related parties

	2006	2005

Investment in Joint Venture Program	$43,658	$31,341
Other investments	52	17

Investment in unconsolidated affiliates	$43,710	$31,358

The activity in the investment in unconsolidated affiliates was:

	2006	2005	2004

Beginning of year	$31,358	$15,364	$8,570
Investment in joint ventures	6,650	11,075	3,600
Equity in earnings of affiliates	5,977	4,269	2,883
Change in fair value of interest rate swap agreements	(275)	650	311

End of year	$43,710	$31,358	$15,364

Investments take two primary forms:

Under the first form, the Group has a 50% equity investment in an entity known as the Joint Venture Program, or CF Leasing Ltd. The Joint Venture Program is a container purchase entity that was established in 2002 to acquire and lease marine cargo containers to third parties. It is a bankruptcy-remote, special purpose entity organized under the laws of Bermuda. Its objective is to generate income for distribution to the equity holders or for reinvestment in additional equipment and to realise the residual value of the container equipment at the end of its useful economic life. The Joint Venture Program is accounted for using the equity method. The Group has determined that the Joint Venture Program is not a variable interest entity as defined by FIN 46R. At December 31, 2006 and 2005 respectively, the Joint Venture Program had total assets of $368,853 and $259,241, and total liabilities of $281,538 and $196,557. For the years ended December 31, 2006, 2005 and 2004, respectively, the Joint Venture Program reported total revenues of $49,746, $28,869 and $15,602, and net income of $11,883, $8,555 and $5,766. At December 31, 2006 and 2005, respectively, the carrying value of the Group’s investment in the Joint Venture Program approximated its underlying equity in the net assets of the program. The maximum exposure of Cronos to losses as a result of its involvement with the Joint Venture Program at December 31, 2006 and 2005, was $44,057 and $31,660, respectively, representing the total of its equity investment in the Joint Venture Program and the management fees due to Cronos from the program. At December 31, 2006 and 2005, the retained earnings of the Group represented by unremitted retained earnings of the Joint Venture Program were $15,261 and $9,595, respectively.

Under the second form, the investments comprise the Group’s equity interests as a general partner in six US Limited Partnership Programs. In accordance with FIN 46R, the Company has determined that the six Limited Partnerships qualify as variable interest entities. In each case, the Company has concluded that neither the Company, nor any of its subsidiaries, is the primary beneficiary of any US Limited Partnership Program.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

9.	Investments in related parties (continued)

The partnerships are all California limited partnerships managed by Cronos Capital Corp., a subsidiary of the Company. Since 1979, sixteen public limited partnerships and two private limited partnerships have raised over $492,900 from over 37,500 investors. Twelve of the original eighteen partnerships have now been dissolved.

These general partner investments are accounted for using the equity method. In the case of each program, the investment from the Group comprises a nominal general partner capital contribution of $1, representing total Cronos contributions of $6. Earnings in respect of the equity in the interests in the US Limited Partnership Programs attributable to the $1 general partner capital contribution were immaterial in the years ended December 31, 2006, 2005 and 2004, respectively, and were reported as a component of “Payments to Managed Container Programs” rather than “Equity in earnings of unconsolidated affiliates” due to their immateriality.

The objectives of each of the partnerships are to invest in marine cargo containers to generate continuing income for distribution to the limited partners, and to realise the residual value of the container equipment at the end of its useful economic life or upon the dissolution of the individual partnerships. At December 31, 2006 and 2005, respectively, the US Limited Partnership Programs had total assets of $66,358 and $84,303, and total liabilities of $2,858 and $3,160. For the years ended December 31, 2006, 2005 and 2004, the US Limited Partnerships reported total revenues of $19,195, $25,590 and $24,926, and net income of $3,722, $5,661 and $198. The general partner is indemnified by the partnerships for any liabilities suffered by it arising out of its activities as general partner, except in the case of misconduct or negligence. As a limited liability partnership, the limited partners may not be assessed for additional capital contributions and it is possible that the general partner could be liable if the assets of the partnerships are not sufficient to pay their liabilities. However, the Group considers that the risk of any such loss is not material. Therefore, the maximum exposure for Cronos to losses as a result of its involvement with the US Limited Partnership Programs at December 31, 2006, and December 31, 2005, was $2,084 and $2,847, respectively, representing the total amount due for management fees and other items from the partnerships.

At December 31, 2006, the Group had investments in the following US Limited Partnership Programs:

% investment
US Limited Partnership Program	holding

IEA Income Fund XII, L.P.	0.001%
Cronos Global Income Fund XIV, L.P.	0.002%
Cronos Global Income Fund XV, L.P.	0.001%
Cronos Global Income Fund XVI, L.P.	0.003%
Cronos Containers Partners I, L.P.	0.013%
Cronos Global Income Fund XVIII, L.P.	0.014%

Four of the remaining partnerships have now entered the liquidation phase wherein the Group will focus its attention on the retirement of the remaining equipment in each fleet.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

10.	Container and other equipment

The activity in container equipment for the years ended December 31, 2006 and 2005, was:

Cost
Balance, December 31, 2004	$294,575
Additions	64,457
Disposals	(161,551)

Balance, December 31, 2005	197,481
Additions	25,036
Disposals	(51,319)

Balance, December 31, 2006	$171,198

Accumulated depreciation
Balance, December 31, 2004	$127,991
Depreciation expense	14,890
Disposals	(67,388)

Balance, December 31, 2005	$75,493
Depreciation expense	11,374
Disposals	(28,750)

Balance, December 31, 2006	$58,117

Book value
December 31, 2006	$113,081

December 31, 2005	$121,988

Container depreciation expense in 2004 was $17,716.

The Group recorded depreciation expense for other equipment of $274, $251 and $277 for the years ended December 31, 2006, 2005 and 2004, respectively.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

11.	Goodwill and intangible assets

The activity in the goodwill and intangible assets was:

	Goodwill	Patents	Total

Cost
Balance, December 31, 2006, 2005 and 2004	$16,231	$2,096	$18,327

Accumulated amortization
Balance, December 31, 2004	$5,193	$1,563	$6,756
Amortization expense	—	188	188

Balance, December 31, 2005	5,193	1,751	6,944
Amortization expense	—	188	188

Balance, December 31, 2006	$5,193	$1,939	$7,132

Book value
December 31, 2006	$11,038	$157	$11,195

December 31, 2005	$11,038	$345	$11,383

The amortization expense in 2004 was $188.

i.  Goodwill

Goodwill arose on the acquisition in 1990 of Intermodal Equipment Associates and the acquisition in 1996 of Intermodal Management AB.

SFAS 142 addresses the initial recognition and measurement of intangible assets acquired in a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition.

SFAS 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested annually for impairment. Cronos conducts its impairment test in December of each year, and in December 2006 concluded that the carrying value of goodwill was not impaired.

Prior to December 2004, the goodwill relating to the acquisition of Intermodal Equipment Associates, with a book value of $7,209, was assigned equally across three reportable segments. At December 31, 2004, the Joint Venture Program, which had previously been combined with the US Limited Partnership Programs in the Container Equity Programs reportable segment, exceeded the 10% revenue threshold of SFAS 131 and was accordingly reported as a separate segment. In accordance with SFAS 142, the goodwill that had been assigned to the Container Equity Programs segment was reassigned between the US Limited Partnership Programs and the Joint Venture Program segments.

At December 31, 2004, goodwill was assigned $400, $2,000, $2,400 and $2,409 to the US Limited Partnerships, Joint Venture Program, Private Container Programs and Owned Containers reportable segments, respectively. This allocation remained unchanged in 2006.

The goodwill relating to the acquisition of Intermodal Management AB, with a book value of $3,829 at December 31, 2006, has been allocated to the Owned Containers reportable segment.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

11.	Goodwill and intangible assets (continued)

ii.  Patents

The Group entered into agreements to acquire the patent rights relating to the CPC, the Slimwall CPC and the intellectual property of Cargo Unit Containers Limited in August 1996 for a total consideration of $2,096 from a third party (the “Seller”). In April 2000, the Group entered into another agreement with the Seller which provided that, in consideration for the sum of $1,000, the Group would fully discharge any liabilities for accrued royalties, acquire full right, title and interest that the Seller may have had to receive royalties in the future and acquire all residual rights as the Seller had or may have had under the agreements.

In accordance with SFAS 142, patents are amortized on a straight line basis over their estimated useful life to a residual value of nil in 2007. The estimated aggregate amortization expense for 2007 is $157.

12.	Hedging transactions and derivative financial instruments

The purpose of Cronos’ foreign currency hedging activities is to reduce the risk that sales transactions that are denominated in non US dollar currencies will be affected by adverse exchange rate movements between the US dollar and the sales transaction currency. During 2003, Cronos entered into foreign currency forward contracts to reduce exposure to exchange rate risks associated with a Euro denominated sales agreement. Each forward contract was designated a fully effective cash flow hedge as the critical terms of each contract matched those of the hedged item. The changes in the fair value of the hedges were reported as a component of other comprehensive income and were reclassified into earnings as equipment trading revenue on the contracted performance dates of the sales agreement. The estimate of fair value was based on the estimated replacement cost of each hedge. The final forward contract expired in June 2004. The Group did not enter into any foreign currency forward contracts in 2005 or 2006. For the year ended December 31, 2004, $325 was reclassified from other comprehensive income to equipment trading revenue on the contracted sales agreement performance dates.

Cronos does not enter into derivative financial instruments for trading purposes.

13.	Other assets

Other assets include the following items:

	2006	2005

Prepaid expenses	$1,175	$834
Unamortized loan origination fees	939	1,276
Computer software development costs for internal use	842	—
Deposits for leasehold properties and other items	310	286
Sales tax receivables	218	77
Amounts receivable under equipment trading transactions	—	78
Other	768	542

Total	$4,252	$3,093

14.	Debt and lease obligations

At December 31, 2006, the Group had $95,876 of container borrowing facilities (including capital lease financing) under which $95,875 was outstanding, and $2,088 of unutilized credit facilities. The unused portion of the term facilities is available to fund the acquisition of container equipment and may require a cash contribution from the Group of up to 25% of the cost of the new containers. Fixed and floating interest rates under these facilities ranged

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

14.	Debt and lease obligations (continued)

from 5.6% to 7.4% at December 31, 2006. The terms of these facilities extend to various dates through 2016. The rate of interest for the majority of floating rate facilities is based on either a one or three month London Inter-Bank Offered Rate (“Libor”) plus a margin. The size of the margin is dependent on the financial institution and the nature, size and term of the facility.

All of the debt and capital lease facilities involve agreements between subsidiaries of the Company and financial institutions. At December 31, 2006, the fair value of the facilities approximated their carrying value. The estimate of fair value was based on borrowing rates currently available to the Group for debt with similar terms and average maturities. The Company has provided parent company guarantees against all of the outstanding debt and capital lease facilities at December 31, 2006. The guarantees provide that, in the event of a default by the subsidiary, the Company will pay all amounts due under the agreements as they fall due. The guarantees will expire on various dates through 2016. Based on December 31, 2006 interest rates, the maximum potential amount of future payments for the guaranteed debt and capital lease facilities is $116,698. The debt and capital lease facilities are secured by container equipment. At December 31, 2006 and 2005, the cost of the collateralised equipment was $169,104 and $166,544, respectively. The Group receives free and clear title to the collateralised container equipment once all payments due under a facility have been made. In the event that the Group cannot make the guaranteed payments, the financial institutions are entitled to recover the collateralised equipment and either use the related cash flows or sell the equipment and take the sales proceeds to discharge outstanding obligations of the Company. The Company considers that the cash flows and / or sales proceeds generated by the collateralised equipment would be sufficient to cover outstanding obligations.

Debt and capital lease obligations are comprised of:

			Interest Rate % at
	2006	2005	December 2006/2005

Debt:
— floating rate	$56,229	$54,065	6.2 — 7.4/5.3 — 6.5
— fixed rate	3,782	4,702	7.2 — 7.4/6.8
Obligations under capital leases:
— floating rate	32,200	26,300	5.7 — 7.4/4.0 — 6.4
— fixed rate	3,664	2,713	5.6 — 6.4/6.4

Total	$95,875	$87,780

a)  Debt

Bank loans, the majority of which have floating interest rates, have instalments payable through 2016. The weighted average interest rates for the years ended December 31, 2006, 2005 and 2004, were 7.1%, 5.2% and 3.6%, respectively.

In September 2004, the Group negotiated an extension to a $70,000 revolving line of credit for an additional year and agreed to repay the balance outstanding under the revolving line of credit, as of September 23, 2005, over five years. In August 2005, the Group reduced the facility to $45,000 and extended the revolving credit period until July 2007, and, unless extended on that date, agreed to repay the balance outstanding over three years.

The primary facilities include financial covenants that are tested on a quarterly basis and measure minimum tangible net worth, the maximum level of debt and capital lease obligations to tangible net worth and interest expense coverage. At December 31, 2006, the Group was in compliance with each covenant. The breach of a covenant constitutes an event of default.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

14.	Debt and lease obligations (continued)

a)  Debt (continued)

As of December 31, 2006, the annual maturities of debt were:

— 2007	$7,808
— 2008	12,374
— 2009	13,665
— 2010	21,278
— 2011	1,374
— 2012 and thereafter	3,512

Total	$60,011

b)  Capital lease obligations

The cost and net book value of assets acquired through capital leases were $50,805 and $41,227, respectively, at December 31, 2006 ($46,306 and $35,290, respectively, at December 31, 2005). In addition, the net investment in direct financing lease equipment acquired through capital leases was $3,433 and $3,147 at December 31, 2006 and 2005, respectively.

As of December 31, 2006, the minimum lease payments under capital leases were:

	Principal	Interest	Total

— 2007	$5,660	$2,261	$7,921
— 2008	5,307	1,887	7,194
— 2009	5,412	1,518	6,930
— 2010	4,124	1,190	5,314
— 2011	4,096	909	5,005
— 2012 and thereafter	11,265	1,352	12,617

Total	$35,864	$9,117	$44,981

At December 31, 2005, the lease payments with current maturities under capital leases were $5,979.

c)  Operating leases — Group as lessee

The total fixed operating lease rental expense for container equipment, computer equipment and office space was $3,455, $4,454 and $6,888 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Group conducts its operations from leased facilities around the world, the terms for which extend to various dates through 2011. The leases contain provisions that enable the Company to, at the end of the initial lease term, renew the leases at the then fair rental. The Company expects that leases will be renewed in the ordinary course of business.

Certain subsidiaries of the Group have fixed operating lease agreement (the “Agreements”) for container equipment with Private Container Programs. Under these Agreements, the fixed operating lease rental expense was $2,532, $3,664 and $6,132 for the years ended December 31, 2006, 2005 and 2004, respectively. Contingent rental expense for containers was $84,393, $73,339 and $61,829 for the years ended December 31, 2006, 2005 and 2004, respectively. These amounts are shown in the statements of income as payments to Managed Container Programs and described in Note 1. The Company has provided parent company guarantees for the $14,031 of minimum future

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

14.	Debt and lease obligations (continued)

c)  Operating leases — Group as lessee (continued)

lease payments outstanding under these Agreements at December 31, 2006. The Agreements provide that, in the event of a default by the subsidiary, the Company will pay all amounts due under the Agreements as they fall due. The Agreements contain purchase options which allow the Group to acquire the containers, usually after a period of ten years.

As described in Note 5, the Group has entered into term operating leases with ocean carriers for equipment that is owned by the Managed Container Programs. The minimum lease rentals receivable in future years under these leases is $130,071. The amounts due to the Managed Container Programs will be calculated by deducting direct operating expenses and the income due to Cronos for managing the containers in accordance with the terms of the individual Agreements. No amount will be payable to the Managed Container Programs if the ocean carrier fails to pay the future term lease rentals to the Group.

As of December 31, 2006, the total future minimum lease payments due, both under contingent rentals and fixed operating leases were:

		Fixed	Total
	Contingent	Operating	Minimum
	Lease	Leases	Lease
	Payments	Payments	Payments

— 2007	$43,566	$3,452	$47,018
— 2008	31,999	5,367	37,366
— 2009	21,754	2,061	23,815
— 2010	12,433	6,267	18,700
— 2011	5,048	218	5,266
— 2012 and thereafter	1,197	7	1,204

Total	$115,997	$17,372	$133,369

15.	Deferred income and deferred acquisition fees

Deferred income and deferred acquisition fees comprise:

	2006	2005

Advance billings	$3,026	$4,363
Deferred acquisition fees	3,979	3,321

	$7,005	$7,684

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

15.	Deferred income and deferred acquisition fees (continued)

The recognition of deferred acquisition fees is not contingent upon the performance or continuation of any of the Agreements to which they relate. On the termination of an Agreement, any deferred fees are recognized immediately. As of December 31, 2006, deferred acquisition fees are scheduled to be recognized as follows:

— 2007	$663
— 2008	485
— 2009	411
— 2010	377
— 2011	346
— 2012 and thereafter	1,697

Total	$3,979

16.	Commitments and contingencies

i.  Commitments

At December 31, 2006, the Group had outstanding orders to purchase $37,704 of container equipment.

ii.  Parent Guarantee under Agreements with Private Container Programs

The Company has provided parent guarantees for certain Agreements between wholly-owned subsidiaries of the Company and Private Container Programs. The Agreements are in the form of a master lease and provide that the subsidiary companies make payments to the Private Container Programs based on rentals collected after deducting direct operating expenses and the income earned by the subsidiary company for managing the containers. The subsidiary company is not liable to make payments to the Private Container Program if the containers are not placed on a lease or if a lessee fails to pay the lease rentals.

At each financial statement date, the amounts due under the Agreements are recorded as a liability and disclosed under amounts payable to Managed Container Programs. The amount payable under the guaranteed Agreements was $3,690 at December 31, 2006. The terms of the guarantees generally obligate the Company to ensure payments and other obligations of the subsidiary companies are performed on a timely basis and in accordance with the terms of the Agreement.

The Agreements with the Private Container Programs expire between 2007 and 2015. Should a default occur, the Company would be required to make the contracted payments on behalf of the subsidiary companies over the remaining term of the Agreements or until such time as the default was remedied. Based on the $2,103 earned by the Private Container Programs for the fourth quarter of 2006, the Company estimates that the maximum amount of future payments for rentals collected after deducting direct operating expenses and the income earned for managing the containers would be $23,370. The fair value of the estimated amount of maximum future payments is $19,855. No liability has been recorded for the future payments.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

16.	Commitments and contingencies (continued)

iii.  Guarantees under fixed non-cancellable operating leases

Certain subsidiaries of the Group have fixed operating lease Agreements for container equipment with Private Container Programs. The Company has provided parent company guarantees for the $14,031 of minimum future lease payments outstanding under these Agreements at December 31, 2006. The Agreements provide that, in the event of a default by the subsidiary, the Company will pay all amounts due under the Agreements as they fall due. The Agreements contain purchase options which allow the Group to acquire the containers, usually after a period of ten years. The future minimum annual lease payments under the non-cancellable operating leases are detailed in Note 14 — “Debt and Lease Obligations” herein.

iv.  Agreements with Private Container Programs — early termination options

Approximately 53% (based on original equipment cost) of the Agreements with Private Container Programs contain early termination options, whereby the container owner may terminate the Agreement if certain performance thresholds are not achieved. At December 31, 2006, approximately 39% (based on original equipment cost) of total Agreements with Private Container Programs were eligible for early termination. On January 8, 2007 one of the Private Container Programs, representing 6% (based on original equipment cost) of total Agreements with Private Container Programs, notified the Group that it was terminating its Agreement as certain performance thresholds had not been achieved. This early termination will not have a material impact on the financial condition or the results of operations of the Group. Cronos believes that early termination of the remaining 33% of eligible Agreements by the Private Container Programs is unlikely.

v.  Agreements with Private Container Programs — change of control provisions

Approximately 41% (based on original equipment cost) of the containers subject to Agreements with Private Container Programs provide that a change in ownership of the Group, without the prior consent of the container owner, may constitute an event of default under the Agreement. In substantially all of these Agreements, the consent of the container owners may not be unreasonably withheld. In the event that consent is not obtained, the container owners may require the Group to transfer possession of 35% of the containers under management to another equipment manager. Such transfer of possession may result in the Group incurring certain costs. The remaining 6% of total Agreements can elect for the Group to purchase the equipment pursuant to the terms of their respective Agreements, generally at a stipulated percentage (determined by age of the equipment) of the original cost of the equipment.

vi.  Joint Venture Program — change of control provisions

Under the operative documents governing the Joint Venture Program, certain changes in control of the Group constitute an event of default, permitting the lenders to the Joint Venture Program to accelerate repayment of the Joint Venture Program’s indebtedness. In addition, whether or not a change of control constitutes an event of default, one of the agreements governing the Joint Venture Program provides that upon a change in control of the Group, the parent of the Group’s joint venture partner (and lead lender to the Joint Venture Program) may cause the Group to purchase the container assets of the Joint Venture Program at a purchase price equal to their book value plus a premium of 10%, and to purchase all other assets of the Joint Venture Program at their book value and simultaneously cause the Joint Venture Program to repay, in full, the Joint Venture Program’s outstanding indebtedness.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

16.	Commitments and contingencies (continued)

vii.  TOEMT

From the 1980s through early 2005, the Company, through two subsidiaries, managed containers for Transocean Equipment Manufacturing and Trading Limited (“TOEMT (UK)”), an English company. A separate company by the same name was registered in the Isle of Man (“TOEMT (Isle of Man)”). Both TOEMTs are in liquidation in England, represented by the same liquidator. On December 13, 2004, the liquidator filed his “ordinary application” (in the nature of a complaint) in the High Court of Justice, Chancery Division, Companies Court, London, against the Company and Cronos Containers N.V. (“CNV”) and Cronos Containers (Cayman) Limited (“CAY”) (collectively the “Respondents”). See the report on Form 8-K filed by the Company on January 13, 2005. By its 8-K report dated March 21, 2006, the Company reported its purchase of the claims of the two identified creditors of both TOEMTs. The Company reported at that time that, with the purchase of the claims of the only known creditors of both TOEMTs, the Company intended to pursue an end to the litigation brought by the TOEMT liquidator against the Respondents.

On June 27, 2006, the Respondents settled the TOEMT litigation. Pursuant to the settlement, the liquidator agreed to discontinue the litigation he had brought against the Respondents and to release any and all claims asserted therein and any and all additional claims that he might have against the Respondents and their affiliates. Respondents agreed to make a final payment to the liquidator of £225,000 (at then current exchange rates, approximately $409,000).

As part of the settlement, the TOEMT liquidator withdrew his claims against the acknowledged creditors of TOEMT (UK) — MKB Bank Rt. (“MKB”). With the withdrawal of his claims against MKB, MKB cancelled a guarantee issued by CNV in favor of MKB in the amount $435,000.

The liquidator of the two TOEMTs “discontinued” (i.e., dismissed) the proceedings brought by him against the Respondents by his notices of discontinuance filed with the High Court of Justice on June 27, 2006. The Group discharged its obligation to make a final payment to the liquidator on June 30, 2006, and the guarantee issued by CNV in favor of MKB was cancelled on June 28, 2006.

Under the settlement, the liquidator agreed to proceed with the orderly and prompt closure of the liquidations of the two TOEMTs.

In December 2005, the Group recorded a charge of $4.1 million equal to the fair value of the costs associated with purchase of the TOEMT creditors’ claims, the related guarantee and the estimated costs of establishing the position of the Group as the sole creditor of the two TOEMTs. A further $0.6 million of costs were incurred in the first half of 2006 with regard to the settlement of the litigation. In the first six months of 2006, the Group made payments totalling $4.7 million in this regard.

viii.  Legal complaint

As the Company reported in its Form 8-K report dated March 2, 2007, an action titled Alan Kahn v. Dennis J. Tietz et. al. was filed in the Superior Court of the State of California in and for the County of San Francisco against the Company, the members of the Company’s board of directors, and CRX in connection with a proposed transaction for the sale of the Company’s assets (see Note 21).

The complaint alleges that the Company and its directors breached their fiduciary duties to the plaintiff and the other public shareholders of the Company, including their duties of loyalty, good faith, and independence, by entering into an asset purchase agreement, dated as of February 28, 2007, with CRX and FB Transportation Capital LLC. The plaintiff alleges that CRX aided and abetted the other defendants’ wrongdoing. The complaint is brought on behalf of the plaintiff and purportedly on behalf of the other public shareholders of the Company. The plaintiff seeks class certification and certain forms of equitable relief, including enjoining the consummation of the proposed

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

16.	Commitments and contingencies (continued)

viii.  Legal complaint (continued)

transaction, recessionary damages, and an accounting by the defendants of all profits and special benefits received by them as a result of their alleged wrongful conduct.

The defendants believe that the allegations of the complaint are without merit and intend to vigorously contest the action. There can be no assurance, however, that the defendants will be successful in the defense of the action. It is not possible to estimate the possible losses that could arise were the action to be successful.

17.	Common shares

	2006	2005	2004

Common shares outstanding:
At beginning of year	7,407,959	7,269,349	7,260,080
New common shares issued	158,114	138,610	9,769
Common shares retired	—	—	(500)

At end of year	7,566,073	7,407,959	7,269,349

On December 11, 1998, an option to purchase 300,000 common shares was granted to the chief executive officer on his appointment (see Note 18).

On June 3, 1999, the 1999 stock option plan (the “Plan”) was approved by the Board of Directors. The Plan authorized the issuance of 500,000 common shares to key employees (see Note 18). In 2006 and 2005, 135,000 and 40,000 shares, respectively, were issued under the Plan.

In August 1999, the Company issued an additional 300,000 common shares and warrants to purchase 200,000 common shares in connection with the Group’s refinancing of approximately $47,800 of its short-term and other indebtedness. The warrants were exercisable at $4.41 per share and were due to expire on the date that the amount borrowed under the associated refinancing was repaid. Using a Black Scholes model, the fair value of the warrant was determined to be $246 and was credited to additional paid-in capital. The corresponding debt discount was deferred and was amortized over the life of the associated refinancing using the interest method. The warrants were cancelled in February 2005.

On October 29, 1999, a shareholder rights plan (the “Rights Plan”) was adopted. Under the Rights Plan, one common share purchase right was distributed as a dividend on each share of the Company’s common shares as of the close of business on October 25, 1999. The rights will be attached to and trade with all certificates representing common shares. The rights expire on October 28, 2009, and are redeemable by the Company at any time prior to this date. The rights will only be exercisable on the acquisition by any person or related group of persons of 20% or more of the Company’s common shares. The rights entitle the holder, with the exception of the acquiring person or group, to purchase a specified number of the Company’s common shares for 50% of their market value at that time. The rights will not be triggered if the Company’s Board of Directors has previously approved such an acquisition.

On January 10, 2001, the non-employee director’s equity plan (the “Equity Plan”) was approved by the shareholders. The Equity Plan authorized the issuance of 275,000 common shares to non-employee directors (see Note 18). During the years ended December 2006, 2005 and 2004, 17,114, 98,610 and 9,769 shares, respectively, were issued under the Equity Plan.

At the 2002 annual meeting of shareholders, the shareholders granted to the Board of Directors of the Company the authority to adopt and implement a share repurchase program, subject to certain restrictions. In December 2002,

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

17.	Common shares (continued)

12,000 shares were repurchased under the share repurchase program at $3.10 per share. In August 2003, 100,000 outstanding common shares were repurchased from a single shareholder of the Company at a purchase price of $2.60 per share, or $260 in the aggregate. At the annual meeting of shareholders of the Company held in June 2006, the shareholders approved an extension of the grant of authority to the Board to repurchase common shares both in the open market and through privately-negotiated transactions. The approval of the grant of authority was extended until December 1, 2007. The cost of the treasury shares has been disclosed separately as a deduction within shareholders’ equity.

In December 2004, the Company retired 500 shares that were issued under the 2002 employee stock grant. The shares had been held by employees who had left the employment of the Group prior to the full vesting of the stock grant (see Note 18).

On June 9, 2005, the 2005 equity incentive plan (the “Equity Incentive Plan”) was approved at the annual meeting of shareholders. The Equity Incentive Plan authorizes the issuance of up to 300,000 common shares, par value $2.00, which may be issued by the Company as non-vested shares or upon the settlement of director’s stock units. During the years ended December 31, 2006 and 2005, 37,000 and 48,600 non-vested shares were granted by the Company. 6,000 of these shares became fully vested during the year.

All 7,566,073 of common shares outstanding rank equally in respect of shareholder rights.

18.	Stock-Based Compensation

Stock-based compensation comprises:

a)  Stock Options

i.  Summary of Stock Option Activity under all Plans

	For the years ended December 31,
	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Share	Exercise	Share	Exercise	Share	Exercise
	Options	Price	Options	Price	Options	Price

Outstanding on January 1	902,504	$4.741	980,504	$4.732	980,504	$4.732
Granted	—	—	—	—	—	—
Exercised	(147,126)	$5.041	(78,000)	$4.591	—	—

Outstanding on December 31	755,378	$4.683	902,504	$4.741	980,504	$4.732

Exercisable on December 31	755,378	$4.683	902,000	$4.741	913,918	$4.73

The total intrinsic value of shares exercised in the years ended December 31, 2006, 2005 and 2004, was $1,001, $527 and $0, respectively. There was no material vesting of share options in 2006.

For fully vested share options at December 31, 2006, the exercise prices ranged from $3.58 to $5.25, the aggregate intrinsic value was $8,209 and the weighted average remaining contractual life was 3 years.

Total stock based compensation expense of $0, $0 and $3 was recognised for the years ending December 31, 2006, 2005 and 2004, respectively. There was no related tax benefit recognized during any of these years. Aggregate amounts of $717, $357 and $0 were received on the exercise of options in the years ending on December 31, 2006, 2005 and 2004, respectively.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

18.	Stock-Based Compensation (continued)

a)  Stock Options (continued)

ii.  1998 stock option

In December 1998, the Company granted the chief executive officer of the Company, on his appointment, the option to acquire 300,000 common shares in the Company. The term of the option is ten years, and may be exercised, in whole or in part, at any time from the date of grant at an exercise price of $4.375 per share. If the option is exercised, payment for shares is to be made by cash, the surrender of the Company’s common shares already owned by the employee (valued at their fair market value on the date of the surrender), or an alternate form of payment as may be approved by the Company’s Compensation Committee (the “Committee”). The number and price of shares subject to the option will be adjusted in the event of any stock split, declaration of a stock dividend, or like changes in the capital stock of the Company. These options are fully vested.

iii.  1999 stock option plan

The Plan authorized the issuance of 500,000 common shares and permitted the Company to award to key employees incentive options and non-qualified stock options. The number of shares may be adjusted in the event of any subdivision of the outstanding shares of the common shares of the Company, the declaration of a stock dividend or like events. A total of 500,000 options were granted under the Plan and the exercise price of each option was $4.875. The exercise price of a stock option may be paid in cash or previously owned stock or both. The options vested and became exercisable at the rate of 25% per year on the first four anniversary dates of the grant. The options became fully vested on January 10, 2005. The term of each option is ten years.

iv.  The non-employee directors equity plan

The non-employee directors have participated in the Equity Plan in two ways: by electing to receive, in lieu of the cash compensation otherwise payable to the non-employee director, an award of “Director’s Stock Units”, and through the receipt of options (“Director’s Options”) to acquire common shares of the Company. A Director’s Stock Unit is defined as the equivalent of one common share of the Company. The Equity Plan was approved in 2000, when a total of 275,000 common shares were made available for issuance, both to supply shares for the settlement of Director’s Stock Units into common shares of the Company and for issuance upon the exercise of Director’s Options.

A total of 274,998 Director’s Stock Units and Director’s Options have been issued under the Equity Plan. They may be exercised / converted within 10 years of the grant date. They vest and become exercisable / convertible over three years, with one third becoming exercisable / convertible on each of the first three anniversary dates following the date of the grant. All Director’s Stock Units and Director’s Options became fully vested on January 10, 2006.

The fair value of the Director’s Stock Units was calculated by multiplying the price of a share of stock of the Company on the date of grant (being the observable market value of the shares on the date of grant) by the number of units granted. The exercise price of each Director’s Option equals the average of the fair market value of the common shares for the twenty trading days immediately preceding the date of grant of the Director’s Options.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

18.	Stock-Based Compensation (continued)

a)  Stock Options (continued)

At December 31, 2006, the weighted average remaining contractual life of the Director’s Stock Units was 5.8 years. The summary of activity in Director’s Options is included in this Note under section a i). The summary of activity in Director’s Stock Units is shown in the following table.

	For the years ended December 31,
	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Director’s	Grant	Director’s	Grant Date	Director’s	Grant Date
	Stock	Date Fair	Stock	Fair	Stock	Fair
	Units	Value	Units	Value	Units	Value

Outstanding on January 1	24,115	$3.47	84,725	$4.00	94,494	$4.09
Granted	—	—	—	—	—	—
Converted	(9,988)	$3.34	(60,610)	$4.21	(9,769)	$4.88

Outstanding on December 31	14,127	$3.56	24,115	$3.47	84,725	$4.00

Convertible on December 31	14,127	$3.56	24,115	$3.47	19,288	$4.89

The intrinsic value of Director’s Stock Units converted in the years ended December 31, 2006, 2005 and 2004, was $92, $463 and $40, respectively. At December 31, 2006, the intrinsic value of convertible stock units, was $169 and the remaining weighted average contractual life was 5.8 years. There was no compensation cost recognized for Director’s Stock Units in any of the years presented.

b)  Stock appreciation rights

On October 13, 1999, the Board resolved to grant stock appreciation rights (“SARs”) to a key executive of 200,000 share units. A SAR is defined as the equivalent of one common share of the Company. The grant of the SARs entitles the grantee to receive cash payments from the Company as provided for in the SAR agreement. The SARs were granted at a grant price of $4.375 per SAR. As of the date of the award, the closing price of the Company’s common shares was $4.875 per share. The SARs became fully vested in October 2002. The SARs expire on October 12, 2009.

The compensation expense incurred in respect of SARs is estimated using the price of the Company’s common shares on the balance sheet date as a surrogate for the price on the date of exercise. A liability is created for the estimated compensation expense and is adjusted up or down at each balance sheet date for changes in the price of the Company’s stock. Compensation expense of $590, $456 and $1,085 was recognized for the years ended December 31, 2006, 2005 and 2004, respectively. The intrinsic value of the SARs at December 31, 2006, was $2,235. No SARs have been redeemed since the original grant.

c)  Stock Grant

The purpose of the Company’s restricted stock grants, under which a total of 8,000 Cronos shares have been authorized for grant, is to increase the number of shareholders of the Company and to further align the interests of the grantees with the interests of the shareholders of the Company. In December 2002, a total of 7,500 shares were granted to eligible employees of the Company and its subsidiaries. The grant vested upon the second anniversary of the grant and became fully vested in December 2004. No cash payment was required of the grantees for the shares and, once vested, the shares were no longer subject to forfeiture. A grantee was entitled to all rights of a shareholder of the Company during the time the shares are subject to forfeiture. The fair value of the grant was determined to be

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

18.	Stock-Based Compensation (continued)

c)  Stock Grant (continued)

$21 calculated at $2.80 per share, being the market value of the shares on the date of the grant. Approximately $10 was amortized to income in the year ended December 31, 2004.

d)  2005 equity incentive plan

On June 9, 2005, the Equity Incentive Plan was approved at the annual meeting of shareholders. The Equity Incentive Plan authorizes the issuance of up to 300,000 common shares, par value $2.00, that may be issued by the Company as non-vested shares or upon the settlement of director’s stock units. No additional awards may be made under the plan after June 2012.

The fair value of non-vested shares and director stock units is calculated by multiplying the price of a share of stock of the Company on the date of grant (being the observable market value of the shares on the date of grant) by the number of shares or director stock units granted.

i.  Non vested shares

Non-vested shares granted to employees vest on the fourth anniversary of the date of grant. Non-vested shares granted to non-employee directors vest on the business day preceding the next annual meeting of shareholders of the Company at which the term of the respective non-employee directors is to expire. The holder of non-vested shares is not entitled to cash dividends and does not acquire voting rights until the non-vested shares have vested.

Compensation expense of $239 and $94 was recognised for non-vested shares for the years ended December 31, 2006 and 2005, respectively. The total compensation cost related to non-vested shares not yet recognized was $705 at December 31, 2006. This will be recognized over a weighted average period of 3 years.

Summary of non-vested shares

	2006			2005
		Weighted			Weighted
		Average			Average
		Grant Date			Grant Date
	Non-vested	Fair	Total Fair	Non-vested	Fair	Total Fair
	Shares	Value	Value	Shares	Value	Value

Outstanding on January 1	37,000	$11.07	$410	—	$—	$—
Granted	48,600	12.92	628	37,000	11.07	410
Converted	(6,000)	11.07	(67)	—	—	—

Outstanding on December 31	79,600	$12.20	$971	37,000	$11.07	$410

The intrinsic value of non-vested shares that were converted during the year ended December 31, 2006 was $76. At December 31, 2006, the intrinsic value of the 79,600 outstanding non-vested shares was $1,238.

ii.  Director’s stock units

A director’s stock unit (“2005 Director’s Stock Unit”) is defined as the equivalent of one common share of the Company. A non-employee director may elect to receive 2005 Director’s Stock Units in lieu of cash compensation payable for services rendered to the Company in their capacity as a director. The quantity of 2005 Director Stock Units awarded in lieu of the cash compensation is calculated by multiplying one hundred and twenty five per cent (125%) by the amount of cash compensation payable and dividing the resultant product by the average fair market

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

18.	Stock-Based Compensation (continued)

d)  2005 equity incentive plan (continued)

ii.  Director’s stock units (continued)

value of a share of stock of the Company for the 20 trading days preceding the date on which the cash compensation would have been payable the non-employee director.

The 2005 Director’s Stock Units awarded to non-employee directors vest on the business day preceding the next annual meeting of shareholders of the Company at which the term of the respective non-employee directors is to expire.

A total of 11,927 units with a weighted average grant date fair value of $12.35 were awarded to non-employee directors in 2006. No 2005 Director’s Stock Units vested, expired or were forfeited during 2006 and there were 11,927 units outstanding at December 31, 2006. The units will vest over a weighted average period of 2 years. Compensation expense of $147 was recognized during the year ended December 31, 2006, representing the grant date fair market value of the director stock units.

At December 31, 2006, the intrinsic value of the 11,927 outstanding 2005 Director’s Stock Units was $133.

19.	Restricted retained earnings

On an annual basis, Luxembourg law requires appropriation of an amount equal to at least 5% of net income to a legal reserve until such reserve equals 10% of the stated capital related to the outstanding common and preferred shares. This reserve is not available for dividends. At December 31, 2006 and 2005, the legal reserve exceeded the legal minimum by $296 and $328, respectively.

20.	Related party transactions

The Group had the following transactions with related parties during the years ended December 31, 2006, 2005 and 2004, respectively:

i. On August 1, 2005, the Group sold $73,750 of container fixed assets to the Joint Venture Program. During 2006, the Group sold a total $2,454 of container fixed assets and direct financing lease equipment to a US Limited Partnership Program.

Other related party transactions with the Joint Venture Program and with the US Limited Partnership Programs are disclosed in the consolidated statements of income and cash flows, in the consolidated balance sheets and in Notes 3, 7 and 9 to the consolidated financial statements.

ii. The Group has a 50% equity interest in an information technology company that was incorporated during 2004 and is located in India. During the years ended December 31, 2006, 2005 and 2004, the Group paid the company $315, $251 and $215, respectively, for software products and software development projects. The information technology company reported net income of $42 and $29 in the years ended December 31, 2006 and 2004, respectively. It reported a net loss of $39 for the year ended December 31, 2005. The company had total assets of $118 and $79 as at December 31, 2006 and 2005, respectively.

iii. During 2005, a non-employee director entered into an agreement with the Group for the management of $110 of container equipment, all of which were disposed of during 2006. Prior to disposal, the containers formed part of the Private Container Program reportable segment.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

21.	Subsequent events

Cronos announced on February 28, 2007, the proposed sale of the Company’s assets to CRX Acquisition Ltd. (“CRX”), an affiliate of Fortis Bank S.A. / N.V. (“Fortis”). The Fortis group of companies includes the Company’s lead lender and its partner in a joint venture container funding program (the “Joint Venture Program”). The Company reported the proposed sale in its Form 8-K report of March 2, 2007. Consummation of the transaction requires the approval of Cronos’ shareholders, which will be sought at the Company’s 2007 annual meeting. The proxy statement for that meeting will contain detailed disclosures regarding the transaction. As proposed, the transaction consists of the sale of all of the Company’s assets to CRX and the assumption by CRX of all of the Company’s liabilities, for a cash payment of $133,700, an amount sufficient to generate a liquidating distribution to the Company’s shareholders of $16.00 per share, without interest, and subject to any required withholding of taxes. In connection with the proposed sale, the Company will submit to its shareholders a plan of liquidation, providing for the liquidation of the Company promptly after sale of its assets to CRX and CRX’s assumption of the Company’s liabilities. If approved by the Company’s shareholders, and the transaction closes, Cronos will liquidate and dissolve, and its business will be continued by CRX as a private company. The management of Cronos will continue as the management of CRX, and members of the senior management of Cronos will acquire an equity interest in the purchaser. The Company anticipates a closing of the transaction in the summer of 2007.

22.	Quarterly financial data (unaudited)

	1st	2nd	3rd	4th

2006 quarterly financial data
Total revenues	$38,180	$38,069	$37,813	$37,780
Net income	$2,559	$2,493	$2,753	$1,422
Basic net income per common share	$0.34	$0.33	$0.36	$0.19
Diluted net income per common share	$0.32	$0.31	$0.34	$0.17

	1st	2nd	3rd	4th

2005 quarterly financial data
Total revenues	$36,534	$38,177	$36,663	$36,916
Net income (loss)	$3,629	$3,477	$2,193	$(1,497)
Basic net income (loss) per common share	$0.50	$0.47	$0.30	$(0.21)
Diluted net income (loss) per common share	$0.46	$0.44	$0.27	$(0.19)

23.	Items affecting fourth quarter results (unaudited)

In the fourth quarter of 2006, selling, general and administrative expenses included a charge of $510 in respect of a stock appreciation rights plan resulting from an increase in the share price of the Group between the beginning and end of the quarter.

In the fourth quarters of 2006 and 2005, respectively, the selling, general and administrative expenses included charges totalling $242 and $465 in respect of one-off termination benefits relating to involuntary employee terminations pursuant to reorganizations of marketing and operations. There were no such charges in the fourth quarter of 2004.

At the beginning of the fourth quarter of 2005, the Group changed the straight line depreciation basis for tanks, rolltrailers and flat racks from a useful life of 15 years with a 10% residual value to a useful life of 20 years with a residual value of 10%. As a result of the change, net income increased by approximately $131 for the quarter.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

23.	Items affecting fourth quarter results (unaudited) (continued)

In the fourth quarter of 2005, a provision of $4,100 was recorded in respect of legal claims that have been made against the Group. See Note 16 for the detailed disclosure relating to this item.

In the fourth quarter of 2005 the Group reversed a provision of $422 that had been previously recorded as a potential deferred income tax liability on unremitted retained earnings of certain subsidiaries. See Note 4 for the detailed disclosure relating to this item.

24.	Additional disclosure for statutory purposes

The consolidated accounts have been prepared under US GAAP and a reconciliation to Luxembourg GAAP is detailed below. In accordance with Article 26 of the Luxembourg law of December 19, 2002, the directors consider that the format adopted under US GAAP is the most suitable for the presentation and reporting of the Group’s operations.

i.  Particulars of the Luxembourg holding company

The Cronos Group (a Luxembourg holding company and the ultimate holding company in the Group) was incorporated under the laws of Luxembourg on February 22, 1988. The company’s registered office is 5 Rue Guillaume Kroll, L-1882 Luxembourg. The company is registered with the Register of Commerce under number R.C. 27489.

ii.  Particulars of employees

	2006	2005	2004

Employee costs
Salaries	$7,280	$7,012	$6,707
Social security costs	876	942	940
Pension contributions	468	431	213
Other employee costs	2,655	2,675	2,332
Severance	311	1,666	—

Total employee costs	$11,590	$12,726	$10,192

Average number of employees during the year	78	81	78

Total emoluments paid to directors	$1,799	$1,951	$2,565

Total pension contributions paid to directors	$26	$24	$22

iii.  Additional paid in capital

The amount of additional paid-in capital reported under US GAAP includes $10,000 of additional paid-in surplus, relating to the acquisition of a subsidiary, which does not constitute statutory capital under Luxembourg law. This amount is therefore not reflected in the statutory Company financial statements of The Cronos Group.

In addition, interim dividends declared are not deducted from the additional paid in capital under Luxembourg Law until they have been approved by the annual general meeting of shareholders. Until this meeting, they are considered as a debtor due from shareholders

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

24.	Additional disclosure for statutory purposes (continued)

iii.  Additional paid in capital (continued)

A reconciliation of the statutory Company financial statements to the consolidated Group financial statements is shown below.

	2006	2005

Additional paid-in capital:
As stated in the statutory company financial statements	$33,511	$35,064
Dividend paid out of additional paid-in-capital	(1,319)	(1,554)
Reserve for own shares	297	297
Additional paid-in surplus recognized under US GAAP	10,000	10,000

As stated in the consolidated Group financial statements	$42,489	$43,807

iv.  Net income reconciliation under Luxembourg Law

Under Luxembourg law the following adjustment to net income would be required:

•	goodwill is required to be amortised over its useful life. Management has determined that the useful life was 40 years for the goodwill.

•	A reduction in the fair value of forward exchange contracts and derivatives held by affiliates would be recognized in net income and not in other comprehensive income. Any future increase would also be recognized in net income, but cannot exceed previously recognized reductions in fair value. For December 31, 2006, the reduction in the fair value of $275 recognised as other comprehensive income would be recognised in net income under Luxembourg law. For December 31, 2005, the $650 recognised as other comprehensive income would not be recognised under Luxembourg law in net income and so would be recorded against the value of investments in related parties. For December 31, 2004 the $636 recognised as other comprehensive income would be recognised in net income under Luxembourg law only to the extent that is it a reversal of previous reductions. The excess above this value, $230, would be recorded against the value of investments in related parties.

	2006	2005	2004

Net income as stated in the consolidated statements of income	$9,227	$7,802	$8,865
Less:
— amortisation of goodwill	(373)	(373)	(373)
— change in fair value of forward exchange contracts	—	—	325
— change in fair value of derivatives held by affiliate	(275)	—	81

Adjusted net income	$8,579	$7,429	$8,898

v.  Investments in related parties

Under Luxembourg law, the value of investments in related parties is adjusted for any increase in the fair value of derivatives held by affiliates (see Note 23 iv.).

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

24.	Additional disclosure for statutory purposes (continued)

v.  Investments in related parties (continued)

	2006	2005

Investment in Joint Venture Program	$43,658	$31,341
Adjustment for change in fair value of Derivatives	(880)	(880)

Investment in Joint Venture Program after fair value adjustment	42,778	30,461
Other investments	52	17

Investment in related parties under Luxembourg Law	$42,830	$30,478

vi.  Common shares held in treasury

As disclosed in Note 18 herein, at the annual meeting of shareholders of the Company held in June 2006, the shareholders approved an extension of the grant of authority to the Board to repurchase common shares both in the open market and through privately-negotiated transactions. The approval of the grant of authority was extended until December 1, 2007. In December 2002, 12,000 shares were repurchased under the share repurchase plan at $3.10 per share. In August 2003, 100,000 outstanding common shares were repurchased from a single shareholder of the Company at a purchase price of $2.60 per share, or $260 in the aggregate. Under US GAAP, these shares are presented as common shares held in treasury, and form part of Shareholders’ equity on the balance sheet. Under Luxembourg law, these shares should be presented as an investment in own shares.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

24.	Additional disclosure for statutory purposes (continued)

vii.  Principal operating subsidiaries

The Company’s principal subsidiaries and affiliates were as follows:

Company	Country of incorporation	Principal Activity

Cronos Containers Limited*	UK	Container leasing, management and administration
Cronos Containers N.V.*	Netherlands Antilles	Container investment manager
Cronos Capital Corp.	USA	General Partner and limited partnership administration, container investment manager
Cronos Securities Corp.	USA	Securities broking
Cronos Containers PTE Limited*	Singapore	Administration and marketing — Singapore
Cronos Containers Pty Limited*	Australia	Administration and marketing — Australia
Cronos Containers S.R.L.	Italy	Administration and marketing — Southern Europe
Cronos Containers (Hong Kong)		Administration and marketing — Hong
Limited*	Hong Kong	Kong and Australasia
Cronos Container Leasing GmbH	Germany	Administration and marketing — Germany
Cronos Equipment (Bermuda) Ltd*	Bermuda	Container investment
Cronos Finance (Bermuda) Ltd*	Bermuda	Container investment
C G Finance B.V.	Netherlands	Holding company and marketing office
Cronos Management N.V.*	Netherlands Antilles	Holding company and provision of Executive services
Cronos Containers Scandinavia AB	Sweden	Holding company and Intermodal equipment management
Intermodal Leasing AB	Sweden	Intermodal equipment management
Cronos Containers (Cayman) Ltd.*	Cayman Islands	Container investment manager
Cronos Holdings Investments Inc.*	USA	Holding company
CF Leasing Limited	Bermuda	50% owned container investment joint venture company

* These companies are owned directly by the Company. All the other companies are owned indirectly.